Exhibit 99.1

VECTOR CAPITAL COMPLETES ACQUISITION OF CHYRONHEGO

Melville, NY – March 9, 2015 – ChyronHego Corporation, a leading provider in broadcast graphics creation, play-out and real-time data visualization offering a wide variety of products and services for live television, news and sports production, today announced the completion of its acquisition by funds managed by Vector Capital, a leading private equity firm specializing in transformational investments in established technology businesses.

ChyronHego’s stockholders approved the $120 million transaction at a special meeting of the stockholders on March 6, 2015. Under the terms of the merger agreement, ChyronHego stockholders will receive $2.82 per share in cash, and ChyronHego common stock has ceased trading on the NASDAQ Stock Exchange.

"We are delighted to be working with Vector Capital,” said Johan Apel, President and Chief Executive at ChyronHego. “As a private company, ChyronHego will be ideally positioned to reinforce the Company’s leadership in news, sports and live production solutions. The Vector team has a strong track record of success in acquiring and operating innovative technology companies, and our partnership with them will enable us to reach new levels of scale, technological capabilities and customer service.”

David Fishman, Managing Director at Vector Capital, who will join ChyronHego’s Board of Directors, said: “We believe that as a private company with Vector’s financial support ChyronHego will be well positioned to capitalize on the significant opportunities in broadcast graphics creation, play-out and real time data visualization. Over time, we are confident the Company will be well positioned to capitalize on the exciting trends in the sports, news and live television markets.”

“We welcome ChyronHego to the Vector family,” said Nick Lukens, Vice President at Vector.

“We are very excited to roll up our sleeves and get to work with the talented team at ChyronHego. Through our partnership with management, we are committed to strengthening and expanding ChyronHego’s market leading product and service capabilities.”

About ChyronHego

ChyronHego is a global leader in broadcast graphics creation, play-out and real-time data visualization with a wide range of products and services for live television, news and sports production. The Company offers award-winning solutions — such as the TRACAB™ player tracking system and end-to-end BlueNet™ graphics workflow — under the collective ChyronHego brand. Headquartered in Melville, N.Y., the Company also has offices in the Czech Republic, Denmark, Finland, Germany, Mexico, Norway, Singapore, Slovak Republic, Sweden and the United Kingdom. For more information on ChyronHego, visit www.chyronhego.com.

About Vector Capital

Vector Capital is a leading global private equity firm specializing in transformational investments in established technology businesses. Vector identifies and pursues these investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector's notable investments are Aladdin Knowledge Systems, Allegro Development, Cambium Networks, Certara, CollabNet, Corel, IPVALUE Management, LANDesk Software, Niku, Gerber Scientific, RAE Systems, Register.com, Saba, SafeNet, Technicolor, Teletrac, Tidel, Triton Digital, WatchGuard Technologies and WinZip. For more information, visit www.vectorcapital.com.

Contacts:

ChyronHego

Allyson Patanella

Public Relations Manager

Tel: +1 631.845.2102

Vector

Jonathan Gasthalter/John Christiansen

Sard Verbinnen & Co

(212) 687-8080 / (415) 618-8750